SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 9, 2006

CNX GAS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-32723	20-3170639
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4000 Brownsville Road South Park, Pennsylvania	15129
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code:

(412) 854-6719

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On May 9, 2006, CNX Gas Company, LLC, a wholly-owned subsidiary of CNX Gas Corporation (the “Company”) entered into a Firm Transportation Agreement and a Firm Lateral Transportation Agreement with East Tennessee Natural Gas, LLC (“ETNG”), each effective as of April 27th, 2006. These agreements were entered into in connection with that certain Precedent Agreement dated July 29, 2005, a copy of which has been previously filed with the Securities & Exchange Commission.

The Firm Lateral Transportation Agreement has an initial term of 15 years beginning on the date when the Jewell Ridge Lateral is completed and placed in service. This Agreement provides the Company with the ability to transport, on a firm basis, up to 210,000 Dth per day at a fixed demand rate of $3.1141 per Dth per month for the term of the Agreement. The point of receipt of the gas will be at the Company’s compressor station in Tazewell, Virginia and the delivery point is the interconnection of the Jewel Ridge Lateral with ETNG’s mainline system in Smyth, Virginia.

The Firm Transportation Agreement has an initial term of 3 years beginning on the date when the Jewell Ridge Lateral is completed and placed in service. This Agreement provides the Company with the ability to transport, on a firm basis, up to 40,000 Dth per day at a fixed demand rate of $7.9083 per Dth per month for the term of the Agreement. The point of receipt of the gas will be at the interconnection of the Jewel Ridge Lateral with ETNG’s mainline system in Smyth, Virginia and the delivery point is the Transcontinental Gas Pipe Line in Rockingham, North Carolina.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CNX GAS CORPORATION

By:	/s/ Gary J. Bench
Gary J. Bench, Senior Vice President and Chief Financial Officer

Dated: May 15, 2006